Exhibit 1

Oi S.A. – In Judicial Reorganization CNPJ/MF No. 76.535.764/0001-43 NIRE 33.3.0029520-8 Publicly-Held Company

MATERIAL FACT

Oi S.A. - In Judicial Reorganization (“Oi” or the “Company”), pursuant to Article 157, Paragraph 4 of Law No. 6,404/76, pursuant to CVM Instruction No. 358/02, and in addition to the Material Fact disclosed on March 9, 2018, informs its shareholders and the market in general that it has received a preliminary indication, subject to confirmation and documentary evidence, of the results of the recovery elections made by the bondholders of the Company and its subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Copart 4 Participações S.A. - In Judicial Reorganization, Copart 5 Participações S.A. - In Judicial Reorganization, Portugal Telecom International Finance BV - In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - In Judicial Reorganization (together, the “Recovering Entities”) with respect to their respective credits, as provided for in the Judicial Reorganization Plan of the Recovering Entities (the “Plan”).

Pursuant to this preliminary result, it appears Qualified Bondholders holding bonds in the aggregate principal amount of US$ 8,017,620,999.17 (or the equivalent in reais or euros) have made recovery elections with respect to the credits represented by their respective bonds as provided in Clauses 4.3.3.2 et seq. of the Plan (Qualified Bondholders’ Unsecured Credits Option). The potential dilution for existing shareholders resulting from the future distribution of PTIF Shares (as defined in the Plan) and the future issuance of new common shares and subscription warrants, in the context of the capital increase approved at the Board of Directors’ meeting held on March 5, 2018, would be approximately 71%. This percentage is subject to (i) the results of an Exchange Offer (as defined in the Amended and Restated Information and Election Solicitation Statement dated February 14, 2018 (the “Statement”)) to be made to those Qualified Bondholders who have made valid recovery elections upon the satisfaction or waiver of certain conditions set forth in the Plan, and (ii) the results of the exercise of the preemptive rights by Oi’s current shareholders, and assumes that all such credits will be paid pursuant to Clause 4.3.3.2 of the Plan and that all bonds with respect to which valid recovery elections have been made are surrendered in the Exchange Offer.

Oi further reiterates that, for a recovery election made by a Verified Bondholder as defined in the Statement to be valid, such Verified Bondholder should have provided, before 5:00 pm (New York City time) on March 15, 2018, evidence of its ownership of all securities of each series held by the Verified Bondholder as of 11:59 pm (Brasília time) on March 8, 2018, in the manner provided in the procedures set out in the Statement.

The Company will keep its shareholders and the market informed of the development of the subject matter of this Material Fact.

Rio de Janeiro, March 16, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or U.S. federal securities laws or the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update, revise or publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the CVM and the SEC.